EXHIBIT 10.2


                             PLUM TREE 4TH ADDITION

                                OPTION AGREEMENT


1.       DEFINITIONS.

         1.1.     DEFINITIONS OF PERSONS.

                  1.1.1. "SELLER" means Plum Tree 4th LLC, a Minnesota limited liability company.

                  1.1.2. "BUYER" means Lundgren Bros. Construction, Inc., a Minnesota corporation.

                  1.1.3. "CCP" means Chanhassen Center Partnership, a Minnesota general partnership.

                  1.1.4. "CITY" means the City of Plymouth, a Minnesota municipal corporation.

                  1.1.5.   "COUNTY" means Hennepin County, Minnesota.

                  1.1.6. "TITLE INSURER" means Chicago Title Insurance Company, a Missouri corporation.

         1.2.     DEFINITIONS OF REAL PROPERTY.

                  1.2.1. "LOT" means a numbered parcel of land in the Property established by a recorded final plat and authorized under applicable zoning ordinances for development with a single-family residential dwelling.

                  1.2.2. "OUTLOT" means a lettered parcel of land established by a recorded final plat as a possible common area, public area or future development area.

                  1.2.3. "PROPERTY" means the real property legally described in EXHIBIT A.

         1.3.     DEFINITIONS OF OTHER TERMS.

                  1.3.1. "ACQUISITION AGREEMENT" means the Option Agreement dated February 1, 1993, between Buyer and CCP, as amended by the First Amendment dated March 25/29, 1994; the Second Amendment dated May 2/3, 1994; the Third Amendment dated as of March 22, 1995; the Fourth Amendment dated as of September 30, 1995; the Fifth Amendment dated as of August 26, 1996; the Sixth Amendment dated as of June 1, 1997, and the Seventh Amendment dated as of May 29, 1998.

                  1.3.2. "ACQUISITION ASSIGNMENT" means the Partial Assignment of Option dated as of May 29, 1998, between Seller and Buyer, whereby Buyer assigned to Seller Buyer's right to acquire the Property pursuant to the Acquisition Agreement.

                  1.3.3.   "AGREEMENT" means this Option Agreement.

                  1.3.4.   "AGREEMENT DATE" means May 29, 1998.

                  1.3.5. "ALLOCATION PERCENTAGE" for each Lot means the percentage derived by dividing the value of each separate Lot for which there has been no Closing, by the total value of all Lots in the Property for which there have been no Closings. The initial Allocation Percentages and values of all Lots are attached as EXHIBIT B hereto. As Closings occur, the Allocation Percentages for the

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                           remaining Lots for which Closings have not occurred
                           shall be recalculated as provided in Section 3.

                  1.3.6. "BUSINESS DAYS" means all days other than Saturdays, Sundays and legal holidays defined in Minnesota Statutes ss. 645.44 for the purpose of serving civil process.

                  1.3.7. "CLOSE" OR "CLOSING" means the completion of the transaction whereby Buyer purchases one or more Lots in the Property and Seller deeds the Lot(s) to Buyer.

                  1.3.8. "CLOSING DATE" means the date on which the Closing of each Lot occurs.

                  1.3.9. "DEVELOPMENT MANAGEMENT SERVICES" means the services to be performed by Buyer pursuant to Section 5 of this Agreement.

                  1.3.10.  "OPTION PERIOD(S)" are set forth in Section 2.2.

                  1.3.11. "PROJECT COSTS" means the total sum of ALL EXPENSES (other than those expressly excluded in this subsection) paid or incurred by Seller in the operation of its business, whether direct or indirect. By way of example, Project Costs include but are not limited to (a) Property acquisition and development costs, whether incurred pursuant to the Acquisition Agreement, this Agreement or otherwise,
                           (b) all loan fees, points, interest, mortgage registration fees, appraisal fees and other financing or holding fees or expenses, (c) all legal, accounting, engineering, survey, environmental, appraisal, planning, brokerage or other professional fees, (d) all real estate taxes and assessments, recording fees, deed taxes, sales or use taxes (e) liability, casualty, workers compensation and title insurance, (f) development or "in lieu" fees and dedications, (g) Property infrastructure costs, and
                           (h) organizational, operational and other indirect costs of conducting Seller's business. Except as otherwise expressly provided in this Agreement, the ONLY expenses of Seller's business operations which are excluded from the definition of Project Costs are
                           (i) salaries or other compensation paid to Seller's members, (ii) capital distributions to Seller's members, and (iii) income taxes payable by Seller.

                  1.3.12. "PROJECT PROFORMA" means the schedule of actual and estimated Project Costs, disbursement schedules and Lot Closings for the Property approved by the parties from time to time. The initial Project Proforma is attached as EXHIBIT C hereto.

                  1.3.13. "PROJECT RETURN" means the amount which is the sum of the Project Costs PLUS simple interest on disbursed Project Costs calculated at the rate of 2% per annum. Project Costs disbursements shall be determined no less frequently than monthly during the course of development and sale of the Lots.

                  1.3.14. "PURCHASE PRICE" means the purchase price of each Lot determined in accordance with Section 3.

2. GRANT OF OPTION. Seller hereby grants to Buyer the exclusive Option to purchase Lots platted on the Property ("OPTION"), in accordance with the terms and conditions of this

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         Agreement. The Option does not include the right to purchase any Outlot or other portion of the Property not platted as a residential Lot.

         2.1. OPTION CONSIDERATION. The Parties expect to fund as much of the Project Costs as possible through a development loan. As sole consideration for the grant of the Option (i) Buyer shall provide liability insurance pursuant to Section 7 insuring Seller as a named insured, (ii) Buyer agrees to perform the Development Management Services, and (iii) Buyer will pay monthly the amount by which Project Costs exceed disbursements from the development loan ("MONTHLY OPTION FEE"). The Monthly Option Fee shall be payable on the first of each month, commencing June 1, 1998, in the initial amount of $20,000.00 per month, subject to adjustment periodically in accordance with actual operating results. The Monthly Option Fee payments shall be credited against the Purchase Price of the Lots remaining subject to the Option after the development loan is paid in full, based upon an equal allocation among such Lots.

         2.2.     OPTION PERIODS

                  2.2.1. INITIAL OPTION PERIOD; INITIAL TAKEDOWN. The "INITIAL OPTION PERIOD" shall commence on the Agreement Date and expire at 6 p.m. on March 1, 1999. In order to extend the Option into the Second Option Period, Buyer must Close on at least 7 of the Lots, as shown on the recorded final plat of the Property ("INITIAL TAKEDOWN") before the Initial Option Period expires.

                  2.2.2. SECOND OPTION PERIOD; SECOND TAKEDOWN. If Buyer Closes on the Initial Takedown before the Initial Option Period expires, the "SECOND OPTION PERIOD" shall commence when the Initial Option Period expires and shall expire at 6 p.m. on November 30, 1999. In order to extend the Option into the Final Option Period, Buyer must have Closed on at least a combined 20 of the Lots ("SECOND TAKEDOWN") before the Second Option Period expires.

                  2.2.3. FINAL OPTION PERIOD; FINAL TAKEDOWN. If Buyer Closes on the Second Takedown before the Second Option Period expires, the "FINAL OPTION PERIOD" shall commence when the Second Option Period expires and shall expire at 6 p.m. on May 31, 2000.

         2.3. EXERCISE OF OPTION. Provided that Buyer is not then in default under this Agreement, this Option may be exercised with respect to one or more whole Lots (but not partial Lots) shown on a final recorded plat of the Property by delivering to Seller a notice exercising this Option ("EXERCISE NOTICE"). The Exercise Notice: (a) must identify the Lot(s) to be acquired by Buyer pursuant to the Exercise Notice; (b) must specify a Closing Date for the purchase of the designated Lot(s); and (c) must specify any title objections (in which case the Exercise Notice shall be accompanied by a copy of Buyer's title commitment and the documents forming the basis of the title objection). The Closing Date must be during the current Option Period. The selection of Lots designated for purchase in the Exercise Notice shall be at Buyer's sole discretion, provided that all Lots remaining subject to the Option and any Outlots have access to a public road right-of-way and municipal utilities.

         2.4. FAILURE TO MEET DEADLINES. If Buyer fails to meet any of the foregoing deadlines or if Seller believes that Buyer's performance to meet the deadline was deficient in any respect, Seller shall promptly notify Buyer of the deficiency and give Buyer at least

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                  five (5) Business Days to cure the deficiency. If Buyer fails to meet the deadline with said 5-day grace period, this Agreement shall expire without further notice.

3. PURCHASE PRICE. The Purchase Price of each Lot shall be determined as follows:

         3.1. ALLOCATION PERCENTAGE. Buyer and Seller have agreed upon the value of each Lot and the resulting initial Allocation Percentage for each Lot in the Property as set forth in EXHIBIT B hereto. As Closings occur for each Lot or group of Lots, the Allocation Percentages for the remaining Lots for which Closings have not occurred shall be recalculated based upon the agreed upon values of such Lots. If at any time the parties are unable to agree upon the Allocation Percentage, the matter shall be conclusively determined by a majority vote of a panel of three arbitrators. Buyer shall appoint one arbitrator; Seller shall appoint another arbitrator; and the two arbitrators so chosen shall appoint a third arbitrator. Each arbitrator must have at least 5 years experience in land development and single family home construction in Minnesota. The arbitration shall be conducted under the Construction Industry Rules of the American Arbitration Association.

         3.2. PROJECT RETURN. For purposes of calculating the Purchase Price of each Lot, the Project Return shall be determined based upon the current Project Proforma approved by the parties from time to time pursuant to Section 4. If Buyer exercises the Option to purchase all the Lots, the Purchase Price of the final Lot or group of Lots to Close shall be based on the actual Project Return as of the date of the final Closing.

         3.3. CALCULATION OF LOT PURCHASE PRICE. The Purchase Price of each Lot shall be the product of (i) the Project Return determined pursuant to Section 3.2 minus the amount of the Purchase Prices (exclusive of any Lender Release Surcharges described below) paid to Seller for previously Closed Lots, multiplied by (ii) the Allocation Percentage for such Lot. The Purchase Price for a particular Lot resulting from such calculations ("BASE PRICE") shall, however, be subject to the following adjustments:

                  3.3.1. LENDER RELEASE SURCHARGE. If the Lot is subject to a mortgage(s) securing financing contemplated by the Project Proforma and the release price(s) which Seller must pay to obtain the release of the Lot from such mortgage(s) exceed the Base Price calculated pursuant to Section 3.3 above, then such excess ("LENDER RELEASE SURCHARGE") shall be added to the Base Price of the Lot. When the mortgage(s) have been fully satisfied, the amount of any Lender Release Surcharges shall be allocated equally among the remaining Lots, the Base Price of which shall be reduced by a like amount at Closing.

                  3.3.2. PURCHASE PRICE CREDITS. Buyer is not entitled to any cash rebate or refund of Lender Release Surcharges. Purchase Price credits for Lender Release Surcharges are subject to strict compliance with the Lot Closing requirements of Section 3.3.1.

4. DEVELOPMENT PLAN; PROJECT PROFORMA. The parties have agreed upon (i) a proposed plan for developing the Property as single family residential lots with necessary streets, utilities and other infrastructure improvements pursuant to the approved Project Proforma and final plat for the Property ("DEVELOPMENT Plan"). The Parties shall in good faith update the Project Proforma quarterly and at such more frequent intervals as the parties deem necessary or appropriate to reflect actual Project Costs and results of operations. Any material changes

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         to or deviations from the Development Plan or Project Proforma must be approved by the parties. Until Buyer receives notice from Seller to the contrary, Peter Pflaum is Seller's "AUTHORIZED MEMBER" for purposes of approving Development Plan and Project Proforma changes on behalf of Seller. If the parties are unable to agree on a proposed change in the Development Plan or Project Proforma, the matter shall be determined by arbitration pursuant to the procedures specified in Section 3.1.

5. DEVELOPMENT MANAGEMENT SERVICES. Buyer shall manage and be responsible for the day to day implementation of the Development Plan, including coordination of all services by consultants hired pursuant to the Development Plan. Buyer is responsible for (i) filing any approved final plat of the Property, (ii) processing and diligently attempting to obtain any required zoning, rezoning or planned unit development approvals, development agreements and utility service arrangements,
         (iii) preparing, processing and administering plans, specifications and contracts for the construction and installation of all grading, streets, curbs, gutters, sanitary sewers, storm sewers, water facilities and infrastructure improvements contemplated by the Development Plan, and (iv) coordinating and supervising all construction activities. Buyer shall also be responsible for forming and operating the homeowner association, if any, as contemplated by the Development Plan, and staffing positions on the board of directors and officers of the association, as necessary, until such time as control of the association passes to the residents. Buyer may appoint one-half of the members of the architectural committees of the associations. Buyer agrees that its right to appoint architectural committee representatives pursuant to this section shall expire concurrently with the termination of Buyer's right to purchase the Property pursuant to this Agreement, whether as a result of expiration of the Option Period, Buyer's default or otherwise. Effective upon the expiration or termination of Buyer's purchase rights under this Agreement, Buyer, on behalf of itself and its appointed Committee members, hereby resigns all positions on the association committees and agrees that the vacancies thereby created may be filled by Seller.

         5.1. SELLER APPROVAL. All applications, plans, specifications, contracts and other documents necessary for implementation of the Development Plan after the Agreement Date must be approved by Seller's Authorized Member and must be in the name of and executed by Seller as owner of the Property. Seller will cooperate with Buyer in implementing the Development Plan, including execution of plats, development agreements, easements and other documents and instruments reasonably necessary in order to complete the platting and development of the Property.

         5.2. SELLER'S DEVELOPMENT PLAN COSTS. Seller is responsible for satisfaction of all City and County conditions and requirements (such as park and street dedications and transfer of common areas to any owners association) and payment of all third party Project Costs and expenses associated with processing and implementing the Development Plan, including reimbursement of such third party expenses that may be advanced after the Agreement Date by Buyer on Seller's behalf, provided that all invoices for Project Costs must first be approved by Buyer. All costs and expenses incurred by Seller to implement the Development Plan are included as a part of the Project Costs.

         5.3. BUYER'S OVERHEAD COSTS. As consideration for the grant of the Option, Buyer is responsible for paying its own overhead expenses associated with the Development

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                  Management Services furnished to Seller pursuant to this
                  Section. Overhead as used herein specifically includes salaries and payroll expenses of Buyer's employees in directing, administering and supervising development of the Property; all employee bonuses; the services of the project manager and support staff necessary to process and implement the Development Plan; general legal and accounting fees; all transportation costs; and the operating expenses of Buyer's home and branch offices such as rent, utilities, insurance, stationery, office machines and supplies and other office related expenses. Buyer is not entitled to any fee or compensation for performing the Development Management Services, even if Buyer does not exercise the Option or Close on any Lots.

6.       TITLE.

         6.1. TITLE INSURANCE COMMITMENT. Buyer is responsible for obtaining any title commitment or survey of the Property sufficiently in advance of the scheduled Closing Date in order to satisfy any title requirements of Buyer or Buyer's lender by the scheduled Closing Date, subject to extension for title clearance matters as provided below. Buyer shall pay for the cost of any survey and title commitment.

         6.2. PERMITTED ENCUMBRANCES; TITLE OBJECTIONS. Seller is responsible for obtaining satisfaction of any mortgage(s) or other monetary lien placed on the Property after title was conveyed to Seller pursuant to the Acquisition Agreement. Any other title objections of Buyer must be contained in Buyer's Notice of Exercise of the Option or deemed waived. No objections shall be made for the following "PERMITTED ENCUMBRANCES":

                  6.2.1. LAWS AND ORDINANCES. Federal, state and local building, zoning and environmental statutes, ordinances and regulations;

                  6.2.2. MINERALS. Reservation of any minerals, or mineral rights to the State of Minnesota;

                  6.2.3. ACQUISITION AGREEMENT EXCEPTIONS. All matters (other than mortgages) existing at the time CCP conveyed title to Seller pursuant to the Acquisition Agreement; and

                  6.2.4. DEVELOPMENT PLAN EXCEPTIONS. All matters resulting from Buyer's implementation of the Development Plan including, without limitation, the recorded plat, utility and drainage easements, development agreements, covenants and restrictions and similar matters.

         6.3. TITLE CLEARANCE. If any objections to title are made as provided in Section 6.2, Seller shall clear all the title objections within sixty (60) days after receipt of Buyer's written title objections.

                  6.3.1. TIME EXTENSIONS. Pending correction of title, the following time extensions shall occur automatically:

                           i. The expiration date of the remaining Option Periods shall be extended for a period of time equal to the number of days after the day Seller received Buyer's title objections and through the day title has been made marketable and Seller has so notified Buyer; and

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                           ii.      If a Closing Date has been scheduled, it
                                    shall be postponed until the later of the scheduled Closing Date or ten days after title has been made marketable and Seller has so notified Buyer.

                           iii. Liens for liquidated amounts that can be released by payment or escrow from proceeds of the Closing shall not cause any such time extensions.

                  6.3.2. BUYER'S REMEDIES. Title clearance by Seller shall be reasonable, diligent and prompt. If the Closing proceeds will be inadequate to pay all liquidated liens or if title is not made marketable within sixty
                           (60) days after Seller received Buyer's written objections to title, Buyer may within seventy (70) days after Seller received Buyer's written objections to title:

                           i. terminate this Agreement, whereupon neither party shall have any further obligations under this Agreement;

                           ii. waive the objections and accept title subject to the objections;

                           iii. require Seller to commence proceedings to correct the title objections, said proceedings to be at Seller's sole expense (which expense shall not be included in the Project Costs); or

                           iv. commence proceedings to correct the title objections and deduct the cost thereof from the Purchase Price.

                  If Buyer does not timely give written notice of its election, then Buyer shall be deemed to have elected to terminate pursuant to Subsection (i).

7. PROPERTY ACCESS; INSURANCE. For so long as this Agreement is in force, Buyer and its representatives may enter the Property for all purposes reasonably necessary for Buyer to perform Buyer's Development Management Services. Buyer shall defend, indemnify and hold harmless Seller from any resulting liability, injury or damage to persons or property. The indemnity provisions of this section shall survive the expiration, termination or Closing of this Agreement. For so long as this Agreement is in force, Buyer shall provide Seller with (i) comprehensive general public liability insurance insuring Seller as a named insured with coverage amounts not less than the coverage amounts maintained by Buyer for Buyer's own business operations, and (ii) evidence that Buyer maintains statutory workers compensation insurance. The insurance required hereunder shall be issued by insurers reasonably acceptable to Seller and shall be evidenced by certificates of insurance which shall provide that not less than 10 days prior notice will be given to Seller prior to cancellation or reduction in the coverage or amounts. The evidence of insurance pursuant to this section shall be furnished concurrently with the parties' execution of this Agreement.

8.       INTELLECTUAL PROPERTY.

         8.1. OWNERSHIP. Buyer and Seller acknowledge, stipulate and agree that all drawings, plans, submittals and other documents prepared for the Property and all governmental approvals obtained for the Property (collectively the "INTELLECTUAL PROPERTY") shall remain Seller's property, provided that (i) Buyer may utilize the Intellectual Property for development of those Lots for which Closings have occurred, (ii) upon Buyer's Closing on a Lot, any warranties and contract rights in which Seller may then have an

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                  interest relating to work, labor, skill or materials furnished in connection with the design, development or improvement of such Lot shall be deemed assigned to Buyer (such assignment shall not preclude the coordinate assertion of such warranties and contract rights by Seller with respect to Seller's interest in the Property) , and (iii) Seller will transfer the Intellectual Property to Buyer at no additional cost when
                  Buyer Closes on all Lots in the Property. This paragraph shall survive the expiration or termination of this Agreement and shall be enforceable at law or in equity.

         8.2. REPORTS. If this Agreement terminates and Buyer has not Closed on all Lots in the Property, then within ten Business Days after such termination, Buyer shall provide Seller with full-size copies of all engineering reports, soil tests, surveys, topographical maps and other Intellectual Property relating to the Property which were prepared as a part of Buyer's Development Management Services or which are in Buyer's possession ("REPORTS"), together with a computer diskette(s) containing all such information that is available in a format readable by a computer.

9.       CONDITION OF PROPERTY

         9.1. AS-IS PURCHASE. Buyer is thoroughly familiar with the Property, having investigated it prior to assigning to Seller Buyer's right to purchase the Property from CCP. Therefore, except as expressly contained in this Agreement, Buyer agrees to accept the condition of the Property, including specifically without limitation, the environmental and geological condition of the Property, in an "AS-IS" and with "ALL FAULTS" condition. Buyer's acceptance of title to a Lot represents Buyer's acknowledgment and agreement that, except as expressly contained in this Agreement (i) Seller has not made any written or oral representation or warranty of any kind with respect to the Property (including without limitation express or implied warranties of title, merchantability, or fitness for a particular purpose); (ii) Buyer has not relied on any written or oral representation or warranty made by Seller, its agents or employees with respect to the condition or value of the Property; (iii) Buyer has had an adequate opportunity to inspect the condition of the Property, including without limitation, any environmental testing, and to inspect the Reports and documents pertaining to the Property, and Buyer is relying solely on such inspection and testing; and (iv) the condition of the Property is fit for Buyer's intended use. Buyer agrees to accept all risk of Claims (including without limitation all Claims under any Environmental Law and all Claims arising at common law, in equity or under a federal, state or local statute, rule or regulation) whether past, present or future, existing or contingent, known or unknown, arising out of, resulting from or relating to the condition of the Property, known or unknown, contemplated or uncontemplated, suspected or unsuspected, including without limitation, the presence of any Hazardous Substance on the Property, whether such Hazardous Substance is located on or under the Property, or has migrated or will migrate from or to the Property.

         9.2. RELEASE. Buyer, for itself, its directors, officers, stockholders, divisions, agents, affiliates, subsidiaries, predecessors, successors, and assigns and anyone acting on its behalf or their behalf hereby fully releases and forever discharges Seller from any and all Claims (including without limitation all Claims arising under any Environmental Law and all Claims arising at common law, in equity or under a federal, state or local statute, rule or regulation), past, present and future, known and unknown, existing

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                  and contingent, arising out of, resulting from, or relating to the condition of the Property, and Buyer hereby waives any and all causes of action (including without limitation any right of contribution) Buyer had, has or may have against Seller and its respective members, managers, agents, affiliates, subsidiaries, predecessors, successors and assigns, grantors or anyone acting on its behalf or their behalf with respect to the condition of the Property, whether arising at common law, in equity or under a federal, state or local statute, rule or regulation. The foregoing shall apply to any condition of the Property, known or unknown, contemplated or uncontemplated, suspected or unsuspected, including without limitation, the presence of any Hazardous Substance on the Property, whether such Hazardous Substance is located on or under the Property, or has migrated or will migrate from or to the Property.

         9.3. INDEMNITY. To the extent permitted by applicable law, Buyer agrees to indemnify, hold harmless and defend Seller and its respective members, managers, agents, affiliates, subsidiaries, predecessors, successors and assigns, grantors or anyone acting on its behalf or their behalf for, from and against any and all Claims (including without limitation all Claims arising under any Environmental Law and all Claims arising at common law, in equity or under a federal, state or local statute, rule or regulation) past, present and future, existing and contingent, known and unknown arising out of, resulting from, or relating to the condition of the Property. The foregoing shall apply to any condition of the Property, known or unknown, contemplated or uncontemplated, suspected or unsuspected, including without limitation, the presence of any Hazardous Substance on the Property, whether such Hazardous Substance is located on or under the Property, or has migrated or will migrate from or to the Property, regardless of whether the foregoing condition of the Property was caused in whole or in part by the Seller's actions or omissions.

         9.4.     DEFINITIONS.

                  9.4.1. "ENVIRONMENTAL LAW" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.ss.9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.ss.9601 et seq., the Federal Water Pollution Control Act, 33 U.S.C.ss.1201 et seq., the Clean Water Act, 33 U.S.C.ss.1321 et seq., the Clean Air Act, 42 U.S.C.ss.7401 et seq., the Toxic Substances Control Act, 33 U.S.C.ss.1251 et seq., all as amended from time to time, and any other federal, state, local or other governmental statute, regulation, rule, law or ordinance dealing with the protection of human health, safety, natural resources or the environment now existing and hereafter enacted; and

                  9.4.2. "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum product, distillate, or fraction, radioactive material, chemical known to cause cancer or reproductive toxicity, polychlorinated biphenyl or any other chemical, substance or material listed or identified in or regulated by any Environmental Law.

                  9.4.3. "CLAIM" or "CLAIMS" means any and all liabilities, suits, claims, counterclaims, causes of action, demands, penalties, debts, obligations, promises, acts, fines, judgments, damages, consequential damages, losses, costs, and expenses of every kind (including without limitation any attorney's fees, consultant's fees, costs, remedial action costs, cleanup costs and expenses which may be related to any claims).

10. CLOSING DOCUMENTS. The Closing of each Lot or group of Lots for which Buyer has exercised the Option and delivery of all Closing documents shall take place on the Closing Date at Buyer's offices, or at such other place as may be agreed upon by Buyer and Seller. On the Closing Date, Seller and Buyer shall execute, where necessary, and deliver to each other the following:

         10.1. DEED. A recordable Warranty Deed, on Minnesota Uniform Conveyancing Blank Form No. 9-M, conveying the Lot(s) from Seller to Buyer, free and clear of all liens, charges and encumbrances, except the Permitted Encumbrances;

         10.2. SELLER'S AFFIDAVIT. An affidavit by Seller stating that on the Closing Date (i) there are no unsatisfied judgments, tax liens or bankruptcies against or involving the Seller, (ii) there has been no labor or material furnished to the Property for which mechanics liens could be filed (or an appropriate undertaking with Buyer's title insurance company for any potential mechanics liens), and (iii) there is no other unrecorded interest in the Property made or suffered by Seller;

         10.3. MISCELLANEOUS DOCUMENTS. Any other documents reasonably required by the Title Insurer.

         10.4. PURCHASE PRICE; POSSESSION. At the Closing, Buyer shall deliver to Seller the Purchase Price of the Lot(s) in cash, cashier's check or certified funds. Seller shall deliver possession of the Lot(s) to Buyer on the Closing Date.

11.      CLOSING COSTS.

         11.1.    REAL ESTATE TAXES.

                  11.1.1. PRIOR YEAR TAXES. Seller shall pay all real estate taxes due and payable in years before the Closing (which amounts are includable in Seller's Project Costs).

                  11.1.2. CURRENT YEAR TAXES. There shall be no proration of real estate taxes due in the calendar year of Closing. Seller shall pay all installments of current taxes with a delinquency date prior to the date of Closing (which amounts are includable in Seller's Project Costs)and Buyer shall pay all installments with a delinquency date on or after the date of Closing.

                  11.1.3. FUTURE YEARS TAXES. Buyer shall pay all real estate taxes due in years after the calendar year of Closing, including deferred taxes which are payable at or after Closing.

         11.2. SPECIAL ASSESSMENTS. At the Closing of the sale of each Lot, Buyer shall assume all special assessments on the Lot, including levied, deferred, pending and proposed special assessments.

         11.3. TITLE INSURER COSTS. Buyer shall pay all title costs, including the abstracting, photocopying and service charges for any title insurance commitment and background title documents required by Buyer, and the premium for any owner's or lender's title insurance policy required by Buyer. Any Closing fees charged by the Title Insurer shall be paid by Buyer.

         11.4. RECORDING FEES. Buyer shall pay all document recording fees and mortgage registration taxes required in connection with the transaction. Buyer shall pay the state deed tax, conservation fees, and any recording fees and taxes for title clearance documents.

12. SELLER'S REPRESENTATIONS AND WARRANTIES. Subject to those matters disclosed in the Acquisition Agreement, the closing documents delivered pursuant to the Acquisition Agreement, and the Reports, Seller represents and warrants to Buyer as follows:

         12.1. LITIGATION. Seller does not have knowledge of any litigation, investigation, condemnation or legal proceedings of any kind pending against Seller or against the Property.

         12.2.    HAZARDOUS SUBSTANCES. To the best of Seller's knowledge:

                  12.2.1. SELLER'S USE. During the time that Seller has owned the Property, it has not been used for the storage or disposal of any Hazardous Substance (as defined in Section 9.4); and

                  12.2.2. NO NOTICE OF CONTAMINATION. Seller has received no notice from any governmental authority concerning the removal of Hazardous Substances from the Property.

         12.3. STORAGE TANKS. Except as disclosed to Seller by CCP at the time Seller acquired the Property from CCP, Seller knows of no underground or aboveground storage tanks that now exist or ever existed on any portion of the Property. If any tanks are discovered on the Property, Seller shall be responsible for removing the tanks and any soils contaminated with materials (such as petroleum products) which may have leaked from the tanks, and the cost of such removal shall be included in the Project Costs.

         12.4. WELLS. Except as disclosed to Seller by CCP at the time Seller acquired the Property from CCP, Seller does not know of any wells on the Property. Seller shall be responsible for sealing all wells in accordance with all applicable laws, and the cost thereof shall be included in the Project Costs.

         12.5. INDIVIDUAL SEWAGE TREATMENT SYSTEM. Except as disclosed to Seller by CCP at the time Seller acquired the Property from CCP, Seller does not know of any private sewer system on the Property. Seller shall be responsible for removing any private sewer systems on the Property and the cost thereof shall be included in the Project Costs.

13.      REPRESENTATIONS AND WARRANTIES GENERALLY.

         13.1. SELLER'S REPRESENTATIONS AND WARRANTIES CONDITION PRECEDENT. Seller agrees that the truthfulness and continuing accuracy of each and every representation and warranty in this Agreement is a condition precedent to the performance by Buyer of its obligations hereunder. Upon the breach of or material change in any of Seller's warranties, Buyer may, prior to the Closing Date, terminate this Agreement or Buyer may elect to Close this sale.

         13.2. BUYER'S ACQUISITION ASSIGNMENT WARRANTIES. Nothing in this Agreement shall be deemed to amend or supersede Buyer's representations and warranties to Seller contained in the Acquisition Assignment, which representations and warranties of Buyer are hereby affirmed by Buyer and incorporated in this Agreement as if set forth in their entirety.

         13.3. SURVIVAL OF WARRANTIES AND REPRESENTATIONS. The parties' representations and warranties in this Agreement shall be deemed to have been remade as of Closing, as if made on and as of such date, except for such factual matters, if any, occurring subsequent to the date of this Agreement, which are set forth in a certificate of changed circumstances delivered on or before the Closing Date, which certificate upon delivery shall be deemed to constitute a part of this Agreement, provided that such matter shall not affect Buyer's termination rights under Subsection 13.1. Consummation of this Agreement by either party with knowledge of any breach by the other party shall not be deemed a waiver or release of any claims hereunder due to such breach. All representations and warranties contained in this Agreement shall survive Closing.

14. CONDEMNATION. If any part of the Property is condemned under a power of eminent domain, then Buyer may terminate this Agreement; or Buyer may Close on the purchase and the condemnation proceeds received by Seller shall be credited against the Purchase Price payable by Buyer.

15. NO BROKERS. Seller warrants to Buyer that Seller has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any party. Buyer warrants to Seller that Buyer has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any party. Seller and Buyer respectively agree to indemnify, defend and hold harmless the other from and against any and all claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such party in connection with the execution of this Agreement or the transaction contemplated herein. Buyer hereby discloses that Buyer is a licensed real estate broker and is purchasing the Lots for Buyer's own account.

16. NOTICE. Any notice or other communication under this Agreement shall be in writing, addressed to the parties at their registered address on file from time to time with the Office of the Minnesota Secretary of State. Notices shall be deemed timely if sent on or before the deadline OR if received on or before three Business Days after the deadline. Delivery may be made by (1) United States Mail, registered or certified mail, postage prepaid, return receipt requested; (2) commercial delivery service with its customary receipts; or (3) noncommercial delivery with a notarized affidavit of delivery to the relevant address. Any person may change his address under this section by giving notice to the other party.

17.      INDEMNIFICATION.

         17.1. BY BUYER. Buyer shall indemnify Seller, its successors and assigns, against, and shall hold Seller, its successors and assigns, harmless from, any fines, penalties, liabilities, claims, suits, actions, damages, losses, costs and expenses, including reasonable attorneys' fees, which Seller may incur because of any of the following:

                  17.1.1. Breach of any of Buyer's representations and warranties in this Agreement.

                  17.1.2. Any and all claims arising from third parties as a result of Buyer's performance of the Development Management Services or other acts or omissions of Buyer.

         17.2. BY SELLER. Seller shall indemnify Buyer, its successors and assigns, against, and shall hold Buyer, its successors and assigns, harmless from, any fines, penalties, liabilities, claims, suits, actions, damages, losses, costs and expenses, including reasonable attorneys' fees, which Buyer may incur because of any of the following:

                  17.2.1. Any and all claims arising from third parties as a result of Seller's acts or omissions.

                  17.2.2. Breach of any of Seller's representations and warranties in this Agreement.

18.      MISCELLANEOUS.

         18.1. SELLER'S BOOKS AND RECORDS. Seller shall keep and maintain accurate financial books and records of the Project Costs in accordance with generally accepted accounting principals. These financial books and records shall include all supporting documentation relative to Project Costs. Seller's books and records shall be made available to Buyer at reasonable times for inspection and audit by Buyer at Buyer's sole cost and expense.

         18.2. AMENDMENT. This Agreement may not be amended, waived, or modified except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or modification is sought.

         18.3. NO IMPLIED WARRANTIES. No representations or warranties have been given by either party to the other which are not fully embodied in this Agreement.

         18.4. SEVERABILITY. If any term or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected and shall remain in full force and effect. It is the intention of the parties that if any provision of this Agreement is held to be illegal, invalid or unenforceable, there will be substituted in lieu thereof a legal, valid and enforceable provision as similar in terms to such unenforceable provision as is possible.

         18.5. SURVIVAL. Except as may otherwise be expressly provided in this Agreement, all covenants, agreements, obligations and undertakings made by Seller and Buyer in or pursuant to this Agreement shall survive Closing, whether or not so expressed in the immediate context of any such covenant, agreement, obligation or undertaking.

         18.6. SUCCESSORS; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer, and their respective successors. This Agreement may not be assigned by either party without the prior written consent of the other, which consent may be withheld in its sole discretion for any reason or no reason whatsoever.

         18.7. ATTORNEYS' FEES. If either party defaults under this Agreement, the defaulting party shall be responsible for all reasonable expenses (including attorneys' fees) incurred by the other party in enforcing any rights and remedies under this Agreement.

         18.8. AUTHORITY TO CONTRACT. Seller and Buyer represent to each other that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within each of the party's purposes and powers and all requisite action has been taken to make this Agreement the valid and binding obligation upon each of the parties hereto.

         18.9. RECORDING. This Agreement shall not be recorded, but a memorandum of this Agreement in the form of EXHIBIT D may be recorded by either party. This Agreement and Buyer's Option shall be subordinate to any mortgage financing that Seller deems reasonably necessary or appropriate to finance Project Costs. Upon request Buyer shall execute and deliver such recordable subordination agreements and other documents or instruments reasonably required by any title insurance company in order to establish the priority of any mortgage securing such financing as a Property encumbrance with lien priority over the Option.

         18.10. STANDARD OF PERFORMANCE. Nothing contained in this Agreement shall limit the right of a party to exercise its business judgment, or act, in a subjective manner, with respect to any matter as to which it has specifically been granted such right or the right to act in its sole discretion or sole judgment or the right to make a subjective judgment under any provision of this Agreement, whether "objectively" reasonable under circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing otherwise implied by law to be part of this Agreement; and the parties intend by this provision to set forth their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured.

         18.11. ENTIRE AGREEMENT. The Acquisition Agreement and this Agreement embody the entire agreement and understanding between Buyer and Seller relating to the Property. The Acquisition Agreement and this Agreement supersede all prior agreements between the parties relating to the Property.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Agreement Date.

SELLER:                                    BUYER:

PLUM TREE 4TH LLC                          LUNDGREN BROS. CONSTRUCTION, INC.

By                                         By
  -----------------------------------        -----------------------------------
  Its                                        Its
     --------------------------------           --------------------------------



EXHIBITS

A        Legal Description of the Property
B        Lot Values and Initial Allocation Percentages
C        Project Proforma
D        Memorandum of Option

                                    EXHIBIT A

                          LEGAL DESCRIPTION OF PROPERTY



         That certain real property located in the City of Plymouth, Hennepin County, Minnesota, described as follows:

              Lots 1 through 5, Block 1;
              Lots 1 through 8, Block 2;
              Lots 1 through 11, Block 3;
              Lots 1 and 2, Block 4; and
              Outlots A and B; PLUM TREE 4TH ADDITION, according to the plat thereof on file and of record in the offices of the Registrar of Titles and the County Recorder for Hennepin County, Minnesota.

                                    EXHIBIT B

                                   LOT VALUES
                                       AND
                         INITIAL ALLOCATION PERCENTAGES

                                    EXHIBIT C

                                PROJECT PROFORMA

                                    EXHIBIT D

                              MEMORANDUM OF OPTION

--------------------------------------------------------------------------------
                                     (SPACE ABOVE FOR RECORDER/REGISTRAR USE)



                             PLUM TREE 4TH ADDITION

               MEMORANDUM OF OPTION FOR PURCHASE OF REAL PROPERTY

         This Memorandum of Option Agreement ("MEMORANDUM") is made as of May 29, 1998, by PLUM TREE 4TH LLC, a Minnesota limited liability company ("SELLER"), and LUNDGREN BROS. CONSTRUCTION, INC., a Minnesota Corporation ("BUYER").

                                    PREAMBLE

         A. Buyer and Seller have entered into that certain Option Agreement dated May 29, 1998 ("OPTION AGREEMENT") whereby Seller has granted to Buyer an Option to purchase residential Lots platted on the property described on EXHIBIT "1" attached hereto ("PROPERTY").

         B. Buyer and Seller desire to execute and record this Memorandum to evidence the existence of the Option Agreement and Seller's rights thereunder.

         THEREFORE, in consideration of the covenants and agreements contained in the Option Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

         1. GRANT OF OPTION. Seller grants to Buyer an Option to purchase residential Lots platted on the Property on the terms and conditions set forth in the Option Agreement.

         2. OPTION PERIOD. The Initial Option Period expires at 6 p.m. on March 1, 1999; provided that the Option may be extended to and including 6 p.m. May 31, 2000, on the terms and conditions specified in the Option Agreement.

         3. LIMITED PURPOSE OF MEMORANDUM. The purpose of this Memorandum is solely to give notice of the Option Agreement and all of its terms, to the same extent as if the Option Agreement were fully set forth herein. This Memorandum shall not be deemed to supplement, amend or modify the terms and conditions contained in the Option Agreement. Except as expressly provided herein, words and phrases in this Memorandum have the same meanings as defined in the Option Agreement.

         4. SUBORDINATION. The Option and the Option Agreement are subject and subordinate to First and Second Mortgages in the amounts of $425,000 and $1,340,000, respectively, executed by Seller to Builders Development & Finance, Inc., a Third Mortgage in the amount of $670,000 executed by Seller to B F Holding Company, and a Fourth Mortgage in the amount of $229,771 executed by Seller to Buyer, all of which are recorded concurrently with this Memorandum.

         The parties have executed this Memorandum effective as of __________, 1998.

SELLER:                                    BUYER:

PLUM TREE 4TH LLC                          LUNDGREN BROS. CONSTRUCTION, INC.

By                                         By
  -----------------------------------        -----------------------------------
  Its                                        Its
     --------------------------------           --------------------------------




THIS INSTRUMENT WAS DRAFTED BY:

LEONARD, STREET AND DEINARD P.A. (DGB)
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
(612) 335-1888



STATE OF MINNESOTA     )
                       ) ss
COUNTY OF _________    )

         The foregoing instrument was acknowledged before me this ___ day of ___________, 1998, by ___________________, the _________________ of PLUM TREE
4TH LLC, a Minnesota limited liability company, on behalf of the company.


                                        ----------------------------------------
                                        Notary Public

STATE OF MINNESOTA     )
                       ) ss
COUNTY OF HENNEPIN     )

         The foregoing instrument was acknowledged before me this ____ day of ___________, 1998 by ______________________, the ____________________ of
LUNDGREN BROS. CONSTRUCTION, INC., a Minnesota corporation, on behalf of the corporation.


                                        ----------------------------------------
                                        Notary Public

                                   EXHIBIT "1"
                             TO MEMORANDUM OF OPTION

                          LEGAL DESCRIPTION OF PROPERTY



         That certain real property located in the City of Plymouth, Hennepin County, Minnesota, described as follows:

              Lots 1 through 5, Block 1;
              Lots 1 through 8, Block 2;
              Lots 1 through 11, Block 3;
              Lots 1 and 2, Block 4;
              and Outlots A and B; PLUM TREE 4TH ADDITION, according to the plat thereof on file and of record in the offices of the Registrar of Titles and the County Recorder for Hennepin County, Minnesota.